    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 14, 1999
                                                      REGISTRATION NO. 333-
===============================================================================

                          SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON, D.C. 20549
                                     ___________

                                       FORM S-3
                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933
                                     ___________

                               TELETECH HOLDINGS, INC.
                (Exact name of registrant as specified in its charter)

                   Delaware                               84-1291044
        (State or other jurisdiction of                (I.R.S. Employer
        incorporation or organization)               Identification No.)

             1700 LINCOLN STREET, SUITE 1400, DENVER, COLORADO 80203
                                  (303) 894-4000
   (Address, including zip code and telephone number, including area code, of registrant's executive offices)

                                  KENNETH D. TUCHMAN
                   CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               TELETECH HOLDINGS, INC.
                           1700 LINCOLN STREET, SUITE 1400
                                DENVER, COLORADO 80203
                                    (303) 894-4000
  (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    WITH COPY TO:
                              Helen N. Kaminski, Esq.
                              Neal, Gerber & Eisenberg
                              Two North LaSalle Street
                              Chicago, Illinois 60602
                                    (312) 269-8000
                                     ___________

     Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.

                                     ___________

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                     ___________

                           CALCULATION OF REGISTRATION FEE


                                                              PROPOSED         PROPOSED
                                                               MAXIMUM         MAXIMUM
         TITLE OF EACH CLASS OF             AMOUNT TO      OFFERING PRICE     AGGREGATE          AMOUNT OF
      SECURITIES TO BE REGISTERED       BE REGISTERED (1)   PER SHARE (2) OFFERING PRICE(1)  REGISTRATION FEE
 Common Stock, $.01 par value. . . . .       410,457           $6.0625        $2,488,396        $692

(1) Pursuant to Rule 416, this registration statement also covers such indeterminate number of shares of TeleTech's common stock as may be issued as a result of stock dividends, stock splits or similar transactions prior to the termination of this registration statement.

(2) Estimated solely for the purpose of calculating the registration fee and based upon the average of the high and low sales prices of TeleTech's common stock as reported on the Nasdaq National Market on May 11, 1999.
                                     ___________

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

===============================================================================

[RED HERRING LEGEND FOR INITIAL FILING ONLY]

The information in this prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                      SUBJECT TO COMPLETION, DATED MAY 14, 1999

PROSPECTUS

                                    410,457 SHARES

                               TELETECH HOLDINGS, INC.

                                     COMMON STOCK


     This prospectus relates to 410,457 shares of our common stock that may be offered for sale or otherwise transferred from time to time by one or more of the selling stockholders identified in this prospectus. The aggregate net proceeds to the selling stockholders from the sale of the shares of TeleTech common stock will equal the sales price of such shares of common stock, less any commissions. See "Plan of Distribution." We will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders. The expenses incurred in registering the 410,457 shares of common stock, including legal and accounting fees, will be paid by us.

     All of the 410,457 shares of common stock offered hereby were acquired by the selling stockholders from us in connection with our December 31, 1998 acquisition of Cygnus Computer Associates Ltd., a Canadian provider of systems integration and call center solutions, and our March 16, 1999 acquisition of Pamet River, Inc., a Massachusetts global marketing company. See "Selling Stockholders."

     Our common stock is listed on the Nasdaq National Market under the symbol "TTEC." The last reported sale price of our common stock on May 12, 1999 on the Nasdaq National Market was $6.125 per share.

     Our principal executive offices are located at 1700 Lincoln Street, Suite 1400, Denver, Colorado 80203, and our telephone number is (303) 894-4000.

     INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                                      ___________

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                      ___________

                    The date of this Prospectus is         , 1999.

     YOU SHOULD RELY ONLY ON INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. NEITHER WE NOR THE SELLING STOCKHOLDERS HAVE AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED BY THE PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.


                                      ___________


                                   TABLE OF CONTENTS


                                                                                 PAGE
RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3

TELETECH'S BUSINESS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9

FORWARD-LOOKING STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . .   11

RECENT EVENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12

USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12

SELLING STOCKHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13

PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16

WHERE TO FIND MORE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . 16

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE. . . . . . . . . . . . . . . . . . 17

                                     RISK FACTORS

     YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN SHARES OF OUR COMMON STOCK, $.01 PAR VALUE PER SHARE (THE "COMMON STOCK").

     TELETECH DEPENDS UPON A FEW MAJOR CLIENTS FOR A MAJORITY OF ITS REVENUES. TeleTech strategically focuses its marketing efforts on developing long-term relationships with large and multinational companies in targeted industries. As a result, TeleTech derives a substantial portion of its revenues from relatively few clients. The Company's three largest clients in 1998, GTE, United Parcel Service and AT&T, accounted for 25%, 13% and 8%, respectively, of the Company's 1998 revenues. The Company's three largest clients in 1997, United Parcel Service, AT&T and GTE, accounted for 23%, 18% and 15%, respectively, of the Company's 1997 revenues. TeleTech believes its customer concentration will continue because TeleTech's programs are becoming larger and more complex and because the lead time necessary to execute a new sales agreement with a client has been steadily increasing. In at least one instance, almost two years elapsed from the time of TeleTech's initial sales presentation until the time a written agreement was signed and the client program commenced. As a result of the longer sales cycle, it may become more difficult for TeleTech to replace lost clients or completed programs in a timely manner. There can be no assurance that TeleTech will not become more dependent on a few significant clients, that the Company will be able to retain any of its largest clients, that the volumes or profit margins of its most significant programs will not be reduced, or that the Company would be able to replace such clients or programs with clients or programs that generate a comparable amount of profits. Consequently, the loss of one or more of the Company's significant clients could have a material adverse effect on the business, results of operations or financial condition of the Company.

     TELETECH'S CONTRACTS MAY BE TERMINATED ON SHORT NOTICE AND DO NOT GUARANTEE SPECIFIC REVENUES. TeleTech's contracts do not ensure that it will generate a minimum level of revenues, and the profitability of each client program may fluctuate, sometimes significantly, throughout the various stages of such program. Although TeleTech seeks to sign multiyear contracts with its clients, TeleTech's contracts generally enable the clients to terminate the contract, or terminate or reduce program call volumes, on relatively short notice. Although many of such contracts require the client to pay a contractually agreed amount in the event of early termination, there can be no assurance that TeleTech will be able to collect such amount or that such amount, if received, will sufficiently compensate TeleTech for its investment in the canceled program or for the revenues it may lose as a result of the early termination. TeleTech usually is not designated as its client's exclusive service provider; however, TeleTech believes that meeting its clients' expectations can have a more significant impact on revenues generated by TeleTech than the specific terms of its client contracts. In addition, some of the Company's contracts limit the aggregate amount the Company can charge for its services, and several prohibit the Company from providing services to the client's direct competitor that are similar to the services the Company provides to such client.

     Most of TeleTech's significant contracts do not contain provisions enabling TeleTech to increase its service fees if and to the extent certain cost or price indices increase, and some contracts require TeleTech to decrease its service fees if, among other things, TeleTech does not achieve certain performance objectives. Increases in the Company's service fees that are based upon increases in cost or price indices may not fully compensate the Company for increases in labor and other costs incurred in providing services.

     TELETECH'S ABILITY TO MANAGE ITS CAPACITY UTILIZATION AFFECTS ITS PROFITABILITY. TeleTech's profitability is influenced significantly by its customer interaction center capacity utilization. TeleTech attempts to maximize utilization; however, because almost all of TeleTech's business is inbound, TeleTech has significantly higher utilization during peak (weekday) periods than during off-peak (night and weekend) periods. The Company has experienced periods of excess capacity, particularly in its shared customer interaction centers, and occasionally has accepted short-term assignments to utilize the excess capacity. In addition, TeleTech has experienced, and in the future may experience, at least short-term, excess peak period capacity when it opens a new customer interaction center or terminates or completes a large client program. There can be no assurance that the Company will be able to achieve or maintain optimal customer interaction center capacity utilization.

     TELETECH MUST CONTINUE TO EFFECTIVELY MANAGE ITS RAPID GROWTH IN ORDER TO REMAIN PROFITABLE. TeleTech has experienced rapid growth over the past several years. Continued future growth will depend on a number of factors, including the Company's ability to (i) initiate, develop and maintain new client relationships and expand its existing client programs; (ii) recruit, motivate and retain qualified management and hourly personnel; (iii) rapidly identify, acquire or lease suitable customer interaction center facilities on acceptable terms and complete buildouts of such facilities in a timely and economic fashion; and (iv) maintain the high quality of the services and products that it provides to its clients. There can be no assurance that the Company will be able to effectively manage its expanding operations or maintain its profitability. If the Company is unable to effectively manage its growth, its business, results of operations or financial condition could be materially adversely affected.

     TELETECH'S SUCCESS DEPENDS UPON KEEPING ABREAST OF RAPIDLY CHANGING TECHNOLOGY. TeleTech's business is highly dependent on its computer and telecommunications equipment and software capabilities. The Company's failure to maintain the superiority of its technological capabilities or to respond effectively to technological changes could have a material adverse effect on the Company's business, results of operations or financial condition. In addition, a variety of automated customer support technologies, such as interactive voice response and interactive Internet e-mail, have been and are being developed that could supplement, compete with or replace TeleTech's services. For some client applications, these alternative automated customer support technologies may achieve similar results and be more cost-effective to the client than the services currently provided by TeleTech. The Company's continued growth and future profitability will be highly dependent on a number of factors, including the Company's ability to (i) expand its existing service offerings to include automated customer support capabilities; (ii) achieve cost efficiencies in the Company's existing customer interaction center operations through the integration of alternative automated technologies; and (iii) introduce new services and products that leverage and respond to changing technological developments. There can be no assurance that technologies or services developed by the Company's competitors will not render the Company's products or services non-competitive or obsolete, that the Company can successfully develop and market any new services or products, that any such new services or products will be commercially successful or that the integration of automated customer support capabilities will achieve intended cost reductions.

     TELETECH IS DEPENDENT UPON THE EFFORTS OF A FEW KEY PERSONNEL. The Company's success to date has largely been the result of the skills and efforts of Kenneth D. Tuchman, the Company's founder, chairman of the board, president and chief executive officer. Continued growth and profitability will depend upon TeleTech's ability to strengthen its leadership infrastructure by recruiting and retaining qualified, experienced executive personnel. Competition in the Company's industry for executive-level personnel is fierce and there can be no assurance that the Company will be able to hire, motivate and retain other executive employees, or that the Company can do so on economically feasible terms. The loss of Mr. Tuchman or the Company's inability to hire or retain such other executive employees could have a material adverse effect on the Company's business, growth, results of operations or financial condition.

     TELETECH'S YEAR 200 PROBLEMS MAY ADVERSELY AFFECT ITS PROFITABILITY. TeleTech currently is unable to ascertain the exact magnitude of its Year 2000 issues because it has not yet completed the assessment phase of the program. Many potential risks exist related to the infrastructures supporting the Company's various facilities, including the telephone and power grids supporting the Company's global operations. The Company believes that it is unlikely a prolonged or long-term telephone or power outage will occur at one or more of its key operation centers as a result of Year 2000 problems, however the occurrence of such an outage would cause major challenges and would significantly impact the Company's ability to generate revenues during the outage. Methods to reduce this risk are being evaluated based on the probability of occurrence. The inability to support one or more of the Company's clients due to the Company's own technology issues is less likely, although a possibility. This risk is being minimized by the assessment of the compliance levels of the Company's vendor products and by the implementation of inspection, analysis and test activities.

     TeleTech is unable to predict with certainty the extent to which its suppliers will be affected by the Year 2000 issue, or the extent to which the Company may be vulnerable to a supplier's inability to remediate any issues in a timely manner. Additionally, the Company utilizes a computer interface with many of its large customers as a key component of the client program. Should these client systems contain Year 2000 problems, the Company may be unable to provide services under the program. TeleTech is working with its clients to determine the extent of the clients' readiness, but the Company has not completed this assessment.

     Currently contingency planning is being addressed but is still uncertain pending the completion of the internal and client assessments. TeleTech is assuming that system failures can occur not only as the result of incorrect date data or calculations, but also due to external problems with power, telecommunications or other business dependencies. The Company's contingency planning will entail the preparation of alternative work processes in the event of possible system or process failures. If the Company does not adequately address the Year 2000 issues, the failure could have a material adverse effect on the Company's business, growth, results of operations or financial condition.

     TELETECH'S SUCCESS DEPENDS ON RETAINING A QUALIFIED LABOR FORCE. The Company's success is largely dependent on its ability to recruit, hire, train and retain qualified employees. TeleTech's industry is very labor-intensive and has experienced high personnel turnover. A significant increase in the Company's employee turnover rate could increase the Company's recruiting and training costs and decrease operating effectiveness and productivity. Also, if TeleTech obtains several significant new clients or implements several new, large-scale programs, it would be required to recruit, hire and train qualified personnel at an accelerated rate. TeleTech may not be able to continue to hire, train and retain sufficient qualified personnel to adequately staff new customer management programs. Because a significant portion of the Company's operating costs relate to labor costs, an increase in wages, costs of employee benefits or employment taxes could have a material adverse effect on the Company's business, results of operations or financial condition. In addition, certain of the Company's customer interaction centers are located in geographic areas with relatively low unemployment rates, which could make it more difficult and costly to hire qualified personnel.

     TELETECH'S PROFITABILITY MAY BE ADVERSELY IMPACTED BY THE HIGHLY COMPETITIVE NATURE OF ITS MARKET. The Company believes that the market in which it operates is fragmented and highly competitive and that competition is likely to intensify in the future. TeleTech competes with small firms offering specific applications, divisions of large entities, large independent firms and, most significantly, the in-house operations of clients or potential clients. A number of competitors have or may develop greater capabilities and resources than TeleTech. Similarly, there can be no assurance that additional competitors with greater resources than TeleTech will not enter the market. Because the Company's primary competitors are the in-house operations of existing or potential clients, the Company's performance and growth could be adversely affected if its existing or potential clients decide to provide in-house customer management services that currently are outsourced, or retain or increase their in-house customer service and product support capabilities. A variety of automated customer support technologies have been developed that may make it easier and more cost-effective for clients and potential clients to provide customer management services in-house. In addition, competitive pressures from current or future competitors also could cause the Company's services to lose market acceptance or result in significant price erosion, with a material adverse effect upon the Company's business, results of operations or financial condition.

     TELETECH MAY ENCOUNTER DIFFICULTIES IN COMPLETING AND INTEGRATING ACQUISITIONS AND JOINT VENTURES. One component of the Company's growth strategy is to pursue strategic acquisitions of companies that have services, technologies, industry specializations or geographic coverage that extend or complement the Company's existing business. There can be no assurance that the Company will be successful in acquiring such companies on favorable terms or in integrating such companies into the Company's existing businesses, or that any completed acquisition will enhance the Company's business, results of operations or financial condition. TeleTech has faced, and in the future may continue to face, increased competition for acquisition opportunities, which may inhibit the Company's ability to consummate suitable acquisitions on favorable terms. The Company may require additional debt or equity financing for future acquisitions, which financing may not be available on terms favorable to the Company, if at all. As part of its growth strategy, the Company also may pursue strategic alliances in the form of joint ventures. Joint ventures involve many of the same risks as acquisitions, as well as additional risks associated with possible lack of control of the joint ventures.

     A BUSINESS INTERRUPTION COULD MATERIALLY DISRUPT TELETECH'S BUSINESS. The Company's operations are dependent upon its ability to protect its customer interaction centers, computer and telecommunications equipment and software systems against damage from fire, power loss, telecommunications interruption or failure, natural disaster and other similar events. In the event the Company experiences a temporary or permanent interruption at one or more of its customer interaction centers, through casualty, operating malfunction or otherwise, the Company's business could be materially adversely affected and the Company may be required to pay contractual damages to some clients or allow some clients to terminate or renegotiate their contracts with the Company. The Company maintains property and business interruption insurance; however, such insurance may not adequately compensate the Company for any losses it may incur.

     TELETECH'S INTERNATIONAL OPERATIONS AND INTERNATIONAL EXPANSION STRATEGY ARE RISKY. The Company currently conducts business in Australia, Brazil, Canada, Mexico, New Zealand, Singapore and the United Kingdom. The Company's international operations accounted for approximately 24% and 17% of its revenues for 1998 and 1997, respectively. In addition, a key component of the Company's growth strategy is continued international expansion. There can be no assurance that the Company will be able to (i) increase its market share in the international markets in which the Company currently conducts business and (ii) successfully market, sell and deliver its services in additional international markets. In addition, there are certain risks inherent in conducting international business, including exposure to currency fluctuations, longer payment cycles, greater difficulties in accounts receivable collection, difficulties in complying with a variety of foreign laws, unexpected changes in regulatory requirements, difficulties in managing capacity utilization and in staffing and managing foreign operations, political instability and potentially adverse tax consequences. Any one or more of such factors could have a material adverse effect on the Company's international operations and, consequently, on the Company's business, results of operations or financial condition.

     TELETECH'S QUARTERLY OPERATING RESULTS MAY VARY WIDELY. The Company has experienced and could continue to experience quarterly variations in revenues as a result of a variety of factors, many of which are outside the Company's control. Such factors include the timing of new contracts; labor strikes and slowdowns; reductions or other modifications in its clients' marketing and sales strategies; the timing of new product or service offerings; the expiration or termination of existing contracts or the reduction in existing programs; the timing of increased expenses incurred to obtain and support new business; changes in the revenue mix among the Company's various service offerings; and the seasonal pattern of certain of the businesses serviced by the Company. In addition, the Company makes decisions regarding staffing levels, investments and other operating expenditures based on its revenue forecasts. If the Company's revenues are below expectations in any given quarter, its operating results for that quarter would likely be materially adversely affected.

     TELETECH'S BUSINESS IS DEPENDENT UPON CERTAIN KEY INDUSTRIES. TeleTech generates a majority of its revenues from clients in the telecommunications, technology, transportation, financial services and government services industries. The Company's growth and financial results are largely dependent on continued demand for the Company's services from clients in these industries and current trends in such industries to outsource certain customer management services. A general economic downturn in any of these industries or a slowdown or reversal of the trend in any of these industries to outsource certain customer management services could have a material adverse effect on the Company's business, results of operations or financial condition. TeleTech also provides services to clients in the healthcare and utilities industries; however, these SBUs are still in the development stage and there can be no assurance that the Company can successfully develop them.


     A significant percentage of the revenues generated from clients in the telecommunications industry relate to the Company's provision of third-party verification of long-distance telephone service sales. Third-party verification services, which are required by the rules of the Federal Communications Commission, accounted for 4% and 8% of the Company's total revenues in 1998 and 1997, respectively. Revenues generated from third-party verification services were significantly lower than expected in the second half of 1997 as a result of reductions implemented by a large telecommunications client in its direct marketing program. The Company's business, results of operations or financial condition could be materially adversely affected if its clients further reduce their direct marketing expenditures and their corresponding need for third-party sales verification and/or the Federal Communications Commission no longer requires such verification.

     TELETECH'S SUCCESS IS DEPENDENT UPON THE SUCCESS OF ITS CLIENTS' PRODUCTS. In substantially all of its client programs, TeleTech generates revenues based, in large part, on the amount of time that the Company's personnel devotes to a client's customers. Consequently, and due to the inbound nature of TeleTech's business, the amount of revenues generated from any particular client program is dependent upon consumers' interest in, and use of, the client's products and/or services. Furthermore, a significant portion of the Company's expected revenues and planned capacity utilization relate to recently introduced product or service offerings of the Company's clients. There can be no assurance as to the number of consumers who will be attracted to the products and services of the Company's clients and who will therefore need the Company's services, or that the Company's clients will develop new products or services that will require the Company's services.

     TELETECH'S STOCK PRICE MAY BE VOLATILE. TeleTech's Common Stock historically has been subject to significant price fluctuations in response to a variety of factors, including quarterly variations in operating results; announcements of new contracts or contract cancellations; announcements by TeleTech or its competitors of technological innovations, new products or services or completed acquisitions; changes in financial estimates by securities analysts; general economic and market conditions; or other events or factors. The market price of the Common Stock also may be affected by the ability of the Company or its competitors to meet analysts' expectations, and any failure to meet such expectations, even if minor, could have a material adverse effect on the market price of the Common Stock. In addition, the stock market has experienced significant price and volume fluctuations that have adversely affected the market prices of equity securities of some companies and that often have been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of the Common Stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation have often been instituted against such a company. Any such litigation, if instigated against the Company, could result in substantial costs and a diversion of management's attention and resources.

                               TELETECH'S BUSINESS

     TeleTech is a leading provider of customer management solutions for large and multinational companies. TeleTech helps its clients acquire, serve and retain their customers by strategically managing inbound telephone, Internet and PC-based video inquiries on their behalf. Such programs include both automated and human-assisted support and involve all stages of the customer relationship. Programs consist of a variety of customer service and product support activities, such as providing new product information, enrolling customers in client programs, providing 24-hour technical and help desk support, resolving customer complaints and conducting satisfaction surveys. The Company's customer management solution encompasses the following capabilities:

     -    strategic consulting and process redesign;

     - infrastructure deployment, including the securing, designing and building of world-class customer interaction centers;

     - recruitment, education and management of client-dedicated customer care representatives;

     -    engineering operational process controls and quality systems;

     - technology consulting and implementation, including the integration of hardware, software, network and computer-telephony technology; and

     - database management, which involves the accumulation, management and analysis of customer information to deliver actionable marketing solutions.

     TeleTech delivers its customer management services mostly through customer-initiated (inbound) telephone calls and over the Internet. Services are provided via automated support and by trained customer care representatives (representatives) in response to an inquiry that a customer makes by calling a toll-free telephone number or by sending an Internet message.

     Representatives respond to customer inquiries from customer interaction centers utilizing state-of-the-art workstations, which operate on TeleTech's advanced technology platform, enabling the representatives to provide rapid, single-call resolution. This technology platform incorporates digital switching, client/server technology, object-oriented software modules, relational database management systems, proprietary call tracking management software, computer telephony integration and interactive voice response.

     TeleTech provides services from customer interaction centers leased, equipped and staffed by TeleTech (fully outsourced programs) and from customer interaction centers leased and equipped by its clients and staffed by TeleTech (facilities management programs). The Company's fully outsourced customer interaction centers are utilized to serve either multiple clients (shared centers) or one dedicated client (dedicated centers). TeleTech typically establishes long-term, strategic relationships, formalized by multiyear contracts, with selected clients in the telecommunications, technology, transportation, financial services, government services, healthcare and utilities industries. TeleTech targets clients in these industries because of their complex product and service offerings and large customer bases, which require frequent, increasingly sophisticated, customer interactions. For example, the Company has entered into multiyear, multi-facility contracts with the U.S. Postal Service (the Postal Service) and GTE Communications Corporation (GTE).

     The Company was founded in 1982 and has been providing primarily inbound customer management solutions since its inception. As of December 31, 1998, TeleTech leased or managed a total of 24 customer interaction centers, 14 located in the United States, three in Canada, two in Australia and one each in Brazil, Mexico, New Zealand, Singapore and the United Kingdom, equipped with a total of 9,435 state-of-the-art workstations.

     In 1998, the Company acquired three technology companies to broaden its service offering. In February 1998, the Company acquired Intellisystems, Inc., a leading developer of patented automated product support solutions. Intellisystems' products electronically resolve a significant percentage of customer inquiries coming into a Web site or customer interaction center via the telephone, Internet, e-mail or fax-on-demand. During the year, Intellisystems also incorporated speech recognition capabilities into its system. In June 1998, the Company acquired Digital Creators, Inc., a leading developer of Web-based applications, with special emphasis on distance-based education and training. Digital Creators develops and designs Web sites, distance-based learning courses and electronic performance support systems that incorporate real-time performance feedback onto the desktop. Additionally, in December 1998, the Company acquired Cygnus Computer Associates Ltd., a Canadian provider of systems integration and call center solutions. Cygnus provides a comprehensive software and integration solution to help companies integrate both their legacy systems and customer service applications with varied customer contact channels, including the Internet, telephone and interactive voice response.

     TeleTech focuses its marketing efforts on large and multinational companies in the telecommunications, technology, transportation, financial services, government services and healthcare industries, which accounted for approximately 38%, 25%, 13%, 10%, 8% and 4%, respectively, of the Company's revenues in 1998. The Company is also currently developing opportunities in the utilities marketplace given the deregulation and privatization taking place in the industry. Other industries, including utilities, accounted for 2% of the Company's revenues in 1998. The Company's three largest clients in 1998 were GTE, United Parcel Service and AT&T, which accounted for approximately 25%, 13% and 8%, respectively, of the Company's revenues. TeleTech's Strategic Business Units (SBUs) are responsible for developing and implementing customized, industry-specific customer management solutions for clients in these target industries. TeleTech's healthcare and utilities SBUs are still in the development stage.

                              FORWARD-LOOKING STATEMENTS

     Statements contained in this Prospectus regarding TeleTech's prospective business opportunities and expansion plans are forward-looking statements that involve substantial risks and uncertainties. Such forward-looking statements include (i) the Company's expectation that there will be sufficient business to utilize existing and additional Call Center capacity,
(ii) the Company's expected expansion into new industries and new international markets, (iii) the Company's ability to maintain state-of-the-art Call Center and customer care operations, (iv) the time period during which the Company expects to make its software programs and operating systems Year 2000 compliant and the expected costs of such compliance, and (v) statements relating to the Company or its operations that are preceded by terms such as "anticipates," "expects," "believes" and similar expressions.

     In accordance with the Private Securities Litigation Reform Act of 1995, following are important factors that could cause the Company's actual results, performance or achievements to differ materially from those implied by such forward-looking statements: TeleTech's agreements with clients may be cancelled by the client on short notice and do not ensure that TeleTech will generate a specific level of revenue. The Company's programs are becoming larger and more complex and the lead time necessary to execute a new sales agreement with a client has been steadily increasing. The amount of revenue TeleTech generates from a particular client is dependent upon customers' interest in and use of the client's products or services, some of which are recently-introduced or untested. The loss of a significant client or the termination or completion of a significant client program may have a material adverse effect on TeleTech's capacity utilization and results of operations. TeleTech has not yet completed its Year 2000 assessment or implementation and, thus, cannot know with certainty the magnitude or impact of the Year 2000 problems resident in its systems. See "Risk Factors" for other factors that may cause actual results to differ materially from results implied by the forward-looking statements.

                                    RECENT EVENTS

     On December 31, 1998, TeleTech acquired Cygnus Computer Associates Ltd., a corporation incorporated under the laws of the Province of Ontario ("Cygnus"), pursuant to a recapitalization of the capital stock of Cygnus.
In connection with such recapitalization, TeleTech obligated itself to issue an aggregate of 324,744 shares of Common Stock upon the exchange of outstanding exchangeable shares of Cygnus by the holders thereof and to register all such shares of Common Stock to enable the holders to resell such shares without restriction.

     On March 16, 1999, TeleTech acquired all of the outstanding capital stock of Pamet River, Inc., a Massachusetts global marketing company ("Pamet"), by the merger of Pamet with and into a wholly-owned subsidiary of TeleTech. In connection with the merger, 285,711 shares of Common Stock were issued as merger consideration. TeleTech agreed to register 85,713 of the shares issued in the merger to enable the holders to resell such shares without restriction.

     In connection with such acquisitions, the Company agreed to file the Registration Statement of which this Prospectus constitutes a part and to keep such Registration effective for two years from the date such shares were issued or, if earlier, until such time as the shares covered hereby are eligible for resale pursuant to Rule 144(k), promulgated under the Securities Act.

                                 USE OF PROCEEDS

     All of the shares of TeleTech common stock covered by the Prospectus are being offered by the selling stockholders identified in this prospectus ("Selling Stockholders"). The Company will not receive any proceeds from the sale of the shares by the Selling Stockholders.

                                 SELLING STOCKHOLDERS

     The following table sets forth (i) the name of each Selling Stockholder,
(ii) the number of shares of Common Stock beneficially owned by each Selling Stockholder as of the date of this Prospectus, and (iii) the number of such shares of Common Stock which will be beneficially owned by each Selling Stockholder after the Offering, assuming the sale of all the shares of Common Stock offered hereby:



                                         Beneficial         Shares          Beneficial
                                         Ownership           to be           Ownership
         Selling Stockholders        Prior to Offering    Offered (1)   After Offering (1)
         --------------------        -----------------    ----------    -----------------
 Milos Djokovic (2)(3) . . . . . . .         308,773         308,773            --

 Brant Securities Limited (2)  . . .          15,971          15,971            --

 Morton H. Meyerson (5)  . . . . . .         494,674          28,302          466,372

 Roger Kennedy (4) . . . . . . . . .           6,447           6,447            --

 Paul Klingenstein (4) . . . . . . .          12,359          12,359            --

 Prosper Partners (4)(6) . . . . . .           8,195           8,195            --

 Arthur Ivey (4) . . . . . . . . . .          21,621          21,621            --

 Steven Cousineau (4)  . . . . . . .           2,367           2,367            --

 Tom McDonald (4)  . . . . . . . . .           3,761           3,761            --

 Marian Dunshee (4)  . . . . . . . .           1,316           1,316            --

 Bruno Henry (4) . . . . . . . . . .           1,345           1,345            --

______________

(1) The exact number of shares of Common Stock to be sold by a Selling Stockholder at any time or from time to time currently cannot be determined. None of the Selling Stockholders currently owns 1% or more of the outstanding Common Stock and, assuming the sale of the shares registered hereby, none of the Selling Stockholders will own 1% or more of the outstanding Common Stock after each sale.

(2) Consists of shares of Common Stock issued in connection with the Company's December 31, 1998 acquisition of Cygnus Computer Associates Ltd., which are being registered hereby in accordance with the provisions of the acquisition agreement. See "Recent Events."

(3) Mr. Djokovic was an officer and director of Cygnus Computer Associates Ltd. prior to its acquisition by the Company. Following such acquisition, Mr. Djokovic has continued to serve as an officer and director of Cygnus, which is an indirect wholly-owned subsidiary of the Company, and as an officer of TeleTech.

(4) Consists of shares of Common Stock issued in connection with TeleTech's March 16, 1999 acquisition of Pamet River, Inc., which are being registered hereby in accordance with the provisions of the acquisition agreement. See "Recent Events."

(5) Mr. Meyerson has served as a director of TeleTech since March 1998. Includes 28,302 shares of common stock issued in connection with TeleTech's March 16, 1999 acquisition of Pamet River, Inc. Also includes 12,500 shares of common stock subject to an option granted under the TeleTech Holdings, Inc. Directors' Stock Option Plan and 37,824 shares of common stock subject to an option granted under the TeleTech Holdings, Inc. Stock Plan, which options are exercisable immediately or within 60 days.

(6) Prosper Partners is a general partnership of which Paul Klingenstein, another selling stockholder, is the managing general partner.

                                 PLAN OF DISTRIBUTION

     TeleTech is registering the shares of Common Stock covered hereby on behalf of the Selling Stockholders. The shares covered by this Prospectus may be offered and sold by the Selling Stockholders, or by purchasers, transferees, donees, pledgees or other successors in interest, directly or through brokers, dealers, agents or underwriters who may receive compensation in the form of discounts, commissions or similar selling expenses paid by a Selling Stockholder or by a purchaser of the shares on whose behalf such broker-dealer may act as agent. Sales and transfers of the shares may be effected from time to time in one or more transactions, in private or public transactions, on the Nasdaq National Market, in the over-the-counter market, in negotiated transactions or otherwise, at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at negotiated prices, without consideration or by any other legally available means. Any or all of the shares may be sold from time to time by means of (i) a block trade, in which a broker or dealer attempts to sell the shares as agent but may position and resell a portion of the shares as principal to facilitate the transaction; (ii) purchases by a broker or dealer as principal and the subsequent sale by such broker or dealer for its account pursuant to this Prospectus; (iii) ordinary brokerage transactions (which may include long or short sales) and transactions in which the broker solicits purchasers; (iv) the writing (sale) of put or call options on the shares; (v) the pledging of the shares as collateral to secure loans, credit or other financing arrangements and, upon any subsequent foreclosure, the disposition of the shares by the lender thereunder; and (vi) any other legally available means.

     To the extent required with respect to a particular offer or sale of the shares, a Prospectus Supplement will be filed pursuant to Section 424(b)(3) of the Securities Act, and will accompany this Prospectus, to disclose (i) the number of shares to be sold, (ii) the purchase price, (iii) the name of any broker, dealer or agent effecting the sale or transfer and the amount of any applicable discounts, commissions or similar selling expenses, and (iv) any other relevant information.

     The Selling Stockholders may transfer the shares by means of gifts, donations and contributions. This Prospectus may be used by the recipients of such gifts, donations and contributions to offer and sell the shares received by them, directly or through brokers, dealers or agents and in private or public transactions; however, if sales pursuant to this Prospectus by any such recipient could exceed 500 shares, then a Prospectus Supplement would need to be filed pursuant to Section 424(b)(3) of the Securities Act to identify the recipient as a Selling Stockholder and disclose any other relevant information. Such Prospectus Supplement would be required to be delivered, together with this Prospectus, to any purchaser of such shares.

     In connection with distributions of the shares or otherwise, the Selling Stockholders may enter into hedging transactions with brokers, dealers or other financial institutions. In connection with such transactions, brokers, dealers or other financial institutions may engage in short sales of TeleTech's Common Stock in the course of hedging the positions they assume with Selling Stockholders. To the extent permitted by applicable law, the Selling Stockholders also may sell the shares short and redeliver the shares to close out such short positions.

     The Selling Stockholders and any broker-dealers who participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any discounts, commissions or similar selling expenses they receive and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

As a result, TeleTech has informed the Selling Stockholders that Regulation M, promulgated under the Exchange Act, may apply to sales by the Selling Stockholders in the market. The Selling Stockholders may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. The aggregate net proceeds to the Selling Stockholders from the sale of the shares will be the purchase price of such shares less any discounts, concessions or commissions.

     Each of the Selling Stockholders is acting independently of TeleTech in making decisions with respect to the timing, price, manner and size of each sale. No broker, dealer or agent has been engaged by TeleTech in connection with the distribution of the shares. There is no assurance, therefore, that the Selling Stockholders will sell any or all of the shares. In connection with the offer and sale of the shares, TeleTech has agreed to make available to the Selling Stockholders copies of this Prospectus and any applicable Prospectus Supplement and has informed the Selling Stockholders of the need to deliver copies of this Prospectus and any applicable Prospectus Supplement to purchasers at or prior to the time of any sale of the shares offered hereby.

     The shares covered by this Prospectus may qualify for sale pursuant to
Section 4(1) of the Securities Act or Rule 144 promulgated thereunder, and may be sold pursuant to such provisions rather than pursuant to this Prospectus.

     TeleTech will not receive any proceeds from the sale of the shares covered by this Prospectus and has agreed to pay all of the expenses incident to the registration of the shares, other than discounts and selling concessions or commissions, if any, and fees and expenses of counsel for the Selling Stockholders, if any.

                                    LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for TeleTech by Neal, Gerber & Eisenberg, Chicago, Illinois.

                                       EXPERTS

     The consolidated financial statements of the Company as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998, which are incorporated herein by reference, have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of such firm as experts in accounting and auditing.

                            WHERE TO FIND MORE INFORMATION

     TeleTech has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act, relating to the shares of Common Stock to be sold or otherwise transferred by the Selling Stockholders identified herein. This Prospectus is a part of the Registration Statement, but the Registration Statement also contains additional information and exhibits not included herein.

     TeleTech is subject to the informational requirements of the Exchange Act. Accordingly, we file annual, quarterly and current reports with the Commission. You can read and copy the Registration Statement and the other statements and reports that we file with the Commission at the Commission's public reference rooms at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Our filings with the Commission are also available from the Commission's web site at http://www.sec.gov. Please call the Commission's toll-free telephone number at 1-800-SEC-0330 if you need further information about the operation of the Commission's public reference rooms. The Common Stock is listed on the Nasdaq National Market and our reports can also be inspected at the offices of the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20549.

                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated in this Prospectus by reference and are made a part hereof:

          1. Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

          2. the portions of the Company's Proxy Statement for its 1999 Annual Meeting of Stockholders held on May 13, 1998 that have been incorporated by reference into the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

          3. Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999; and

          4. the description of the Common Stock that is contained in the Registration Statement on Form 8-A filed on July 19, 1996 pursuant to
     Section 12 of the Exchange Act.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded. The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the information that has been incorporated by reference in this Prospectus (excluding exhibits to such information which are not specifically incorporated by reference into such information). Requests for such information should be directed to TeleTech Holdings, Inc., 1700 Lincoln Street, Suite 1400, Denver, Colorado 80203, Attention: Director of Investor Relations, Telephone (303) 894-4000.

                                       PART II
                        INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses in connection with the sale and distribution of securities being registered, other than discounts, concessions and brokerage commissions.

 SEC registration fee  . . . . . . . . . . . . . . . . . . . . . . .    $  692
 Legal fees and expenses . . . . . . . . . . . . . . . . . . . . . .     2,000*
 Accounting fees and expenses  . . . . . . . . . . . . . . . . . . .     2,000*
 Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . .     1,308*
                                                                        ------
           Total . . . . . . . . . . . . . . . . . . . . . . . . . .    $6,000*

________________
*    Estimated

     The Company will bear all of the foregoing expenses.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under Delaware law, a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

     Although Delaware law permits a corporation to indemnify any person referred to above against expenses (including attorney fees) that are actually and reasonably incurred by such person ("Expenses"), and amounts paid in settlement that are actually and reasonably incurred by such person, in connection with the defense or settlement of an action by or in the right of the corporation, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the corporation's best interests, if such person has been judged liable to the corporation, indemnification is only permitted to the extent that the Court of Chancery, or the court in which the action or suit was brought, determines that, despite the adjudication of liability, such person is entitled to indemnity for such Expenses as the Court of Chancery, or such other court, deems proper.

     The determination, with respect to a person who is a director of officer at the time of such determination, as to whether a person seeking indemnification has met the required standard of conduct is to be made (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders.

     Delaware law also provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise defense of any action, suit or proceeding covered by the statute, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     In addition, Delaware law provides for the general authorization of advancement of a director's or officer's litigation expenses, subject to an undertaking by such person to repay any such advancements if such person is ultimately found not to have been entitled to reimbursement for such expenses and that indemnification and advancement of expenses provided by the statute shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     The Company's Restated Certificate of Incorporation and By-laws provide that the Company shall indemnify its directors, and may indemnify its officers, employees and other agents, to the fullest extent permitted by Delaware law. The Company also is authorized to secure insurance on behalf of any person it is required or permitted to indemnify. Pursuant to this provision, the Company maintains liability insurance for the benefit of its directors and officers.

     The Company has entered into agreements to indemnify its directors and certain of its officers, in addition to the indemnification provided for in the Company's Restated Certificate of Incorporation and By-laws. These agreements provide, among other things, that the Company will indemnify its directors and officers for all direct and indirect expenses and costs (including, without limitation, all reasonable attorneys' fees and related disbursements, other out-of-pocket costs and reasonable compensation for time spent by such persons for which they are not otherwise compensated by the Company or any third person) and liabilities of any type whatsoever (including, but not limited to, judgements, fines and settlement fees) actually and reasonably incurred by such person in connection with either the investigation, defense, settlement or appeal of any threatened, pending or completed action, suit or other proceeding, including any action by or in the right of the corporation, arising out of such person's services as a director, officer, employee or other agent of the Company or any other company or enterprise to which the person provides services at the request of the Company. The Company believes that these provisions and agreements are necessary to attract and retain talented and experienced directors and officers.

     Pursuant to the acquisition agreement described in the Prospectus, the Company and the Selling Stockholders have agreed to indemnify each other and such Selling Stockholders have agreed to indemnify the Company's directors, officers and controlling person against certain liabilities, including liabilities under the Security Act of 1933, as amended.

ITEM 16.  EXHIBITS.

     (a)  Exhibits

          A list of exhibits is set forth in the Exhibit Index appearing elsewhere in this Registration Statement and is incorporated herein by reference.

     (b)  Supplemental Financial Statement Schedules:

          None.

ITEM 17.  UNDERTAKINGS.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     PROVIDED, HOWEVER, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than insurance payments and the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on May 13, 1999.

                              TELETECH HOLDINGS, INC.
                                    (Registrant)


                              By:   /s/ Kenneth D. Tuchman
                                 ---------------------------------------------
                                   Kenneth D. Tuchman
                                   CHAIRMAN OF THE BOARD OF DIRECTORS, PRESIDENT AND CHIEF EXECUTIVE OFFICER

     We, the undersigned officers and directors of TeleTech Holdings, Inc., hereby severally constitute Kenneth D. Tuchman and Steven B. Coburn, or each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, any and all amendments, including post-effective amendments, to this registration statement, and generally to do all such things in our name and behalf in such capacities to enable TeleTech Holdings, Inc. to comply with the applicable provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys, or any of them, to any and all such amendments.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below on May 13, 1999, by the following persons in the capacities indicated:


          Signature                     Title
          ---------                     -----

     /s/ Kenneth D. Tuchman             Chairman of the Board, President and Chief Executive Officer
-----------------------------------     (Principal Executive Officer)
     Kenneth D. Tuchman


     /s/ Steven B. Coburn               Chief Financial Officer (Principal Financial and Accounting
-----------------------------------     Officer)
     Steven B. Coburn


     /s/ Rod Dammeyer                   Director
-----------------------------------
     Rod Dammeyer


     /s/ Alan Silverman                 Director
-----------------------------------
     Alan Silverman


     /s/ John McLennan                  Director
-----------------------------------
     John T. McLennan


     /s/ Morton H. Meyerson             Director
-----------------------------------
     Morton H. Meyerson


     /s/ Dr. George Heilmeier           Director
-----------------------------------
     Dr. George H. Heilmeier

                                    EXHIBIT INDEX


EXHIBIT
  NO.     DESCRIPTION
-------   -----------
5.1       Opinion of Neal Gerber & Eisenberg
23.1      Consent of Arthur Anderson LLP
23.2      Consent of Neal, Gerber & Eisenberg (included in Exhibit 5)
24        Powers of Attorney of certain officers and directors of the Company
          (included on signature page)